UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Committee For Aerojet Rocketdyne Shareholders and Value Maximization Reminds Shareholders to Vote

FOR the Entire Independent Slate, Led by CEO Eileen Drake, on the WHITE Card

-Special Meeting of Stockholders to be held on June 30, 2022

-ISS and Glass Lewis Each Recommend Shareholders Elect the Entire Independent Slate

EL SEGUNDO, Calif., June 27, 2022 – Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) remind Aerojet Rocketdyne shareholders that the special meeting of shareholders for the purpose of electing a new slate of directors will be held on June 30, 2022. The Committee recommends that shareholders vote “FOR” the Independent Slate on the WHITE proxy card prior to the special meeting, in accordance with the previously-announced recommendations of independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis.

A few of the many compelling factors cited by ISS in its report recommending shareholders vote FOR Ms. Drake and the Independent Slate include:

•

“Lichtenstein is responsible for the organizational rot that enabled this contest. His reinterpretation of the historical record is not at all believable, and has only damaged his case – although individual elements of performance and specific developments are challenging to parse, he cannot disclaim accountability for AJRD’s overall state of affairs at any point in the recent past.”

•	“[I]t is telling that not a single incumbent director without a business or personal link came to his support.”

•	“Issues with confidence and trust are particularly concerning in this case, seeing that Lichtenstein has historically been averse to providing shareholders with information.”

Similarly, Glass Lewis presented a number of compelling reasons in its report recommending shareholders vote FOR Ms. Drake and the Independent Slate including:

•

“…Ms. Drake — working against challenging time constraints and with far fewer resources than those we expect were available to the Steel Faction — has assembled an experienced and well-rounded slate of candidates in short order, an outcome which seems to speak volumes to Ms. Drake’s ability to attract credible, independent nominees to her cause.”

•

“[S]upport for the Steel Faction would portend a considerable step back in terms of reliable, progressive corporate governance, in all cases in favor of a sitting chair recently inclined to delay shareholder votes, privately pursue personal objectives irrespective of board directives, sensationally misrepresent key developments and, perhaps most critically here, circumvent personal culpability.”

•

“…Mr. Lichtenstein is a named executive officer who sits at the top of AJRD’s summary compensation table. In absolute candor, we remain confounded by the notion that historical critiques of executive staff — persuasive or not — are viewed as a winning tack by the Steel Faction. In the service of absolute clarity, we would firmly emphasize again that this approach to accountability and responsibility disconcertingly reinforces Mr. Lichtenstein’s willingness to shirk fault, even when his own arguments expressly indicate he is part of the problem.”

The Independent Slate Urges All Shareholders to Support its Highly Qualified Nominees

by Voting “FOR” on the WHITE Proxy Card at the Upcoming Special Meeting on June 30, 2022

Ms. Drake and the other members of the Committee encourage institutional and other investors to review and consider the complete reports published by ISS and Glass Lewis, as well as the recent investor presentation available here: https://www.sec.gov/Archives/edgar/data/40888/000119312522177000/d353636ddfan14a.htm

* * *

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of the Company. No Company resources were used in connection with these materials. We have neither sought nor obtained consent from any third party to use any statements or information indicated herein. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com